                                                                  Exhibit 3.1(a)

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                         CB RICHARD ELLIS SERVICES, INC.

                                     * * * *

     FIRST: The name of the corporation is CB Richard Ellis Services, Inc.

     SECOND: The registered office of the corporation in the State of Delaware is located at 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808. The name of the registered agent of the corporation at such address is Corporation Service Company.

     THIRD: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.

     FOURTH:

          A. The total number of shares of all classes of capital stock that the corporation is authorized to issue is 108,000,000, of which (1) 8,000,000 shall be Preferred Stock ("Preferred Stock"), 6,250,000 of which shall be designated Series A Convertible Participating Preferred Stock ("Series A Preferred Stock") and (2) 100,000,000 shall be Common Stock ("Common Stock"). Both the Preferred Stock and Common Stock shall have a par value of $.01 per share.

          B. The Common Stock shall consist of a single class of 100,000,000 shares, each of which shall be identical. There shall be no cumulative voting.

          C. The Preferred Stock shall consist of a single class of 8,000,000 shares and may be issued from time to time in one or more series. The board of directors of the corporation (the "Board of Directors") is expressly authorized to provide for the issue of all or any of the Preferred Stock in one or more series, to fix the designation and number of shares thereof and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such stock and as may be permitted by the General Corporation Law of the State of Delaware. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding, plus the number of shares of such series issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the corporation) the number of shares of any series. If the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

          The relative rights, preferences, privileges, limitations and restrictions granted to or imposed on the Series A Preferred Stock or the holders thereof are as follows:

               1.   Dividends.

                    a. Preference. The holders of the Series A Preferred Stock shall be entitled to receive a dividend, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the corporation), payable out of funds legally available therefor when, as and if declared by the Board of Directors, at the rate of sixteen percent (16%) per annum (compounded quarterly calculated on the basis of a 360 day year of twelve 30-day months) of the Original Purchase Price.

                    All such dividends shall be cumulative. To the extent the
               dividend provided by this Section 1.a. is not paid, such dividends shall cumulate and must be paid before any other dividend may be paid by the corporation. Dividends that are declared and paid in an amount less than the full amount of dividends accumulated on the Series A Preferred Stock shall be applied to the earliest dividend which has not theretofore been paid. The "Original Purchase Price" for each share of Series A Preferred Stock shall be deemed to be $16.00 per share of Series A Preferred Stock (as adjusted for stock splits, stock dividends, combinations or similar events with respect to such shares).

                    b. Participation. In addition to the preference set forth in subsection a. above, the holders of Series A Preferred Stock shall be entitled to participate on an as-converted to Common Stock basis in any dividends paid to the holders of Common Stock.

               2.   Liquidation Preference.

               In the event of any liquidation, dissolution or winding up of the corporation, either voluntary or involuntary, distributions to the stockholders of the corporation shall be made in the following manner:

                    a. Series A Preferred Stock Liquidation Preference. The holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of Common Stock of the corporation, an amount per share of Series A Preferred Stock equal to the Original Purchase Price plus any accrued but unpaid dividends per share, whether or not declared and including compounding (as adjusted for stock splits, stock dividends, combinations or similar events with respect to such shares) (the "Series A Liquidation Preference"). If, upon such liquidation, dissolution or winding up of the corporation, the assets and funds distributed are insufficient to permit the payment of the Series A Liquidation Preference, the entire assets and funds legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock.

                    b. Remaining Assets. After payment or setting apart of payment of the Series A Liquidation Preference, the holders of the Series A Preferred Stock and the holders of the Common Stock shall be entitled to receive the remaining assets of the corporation pro rata based on the number of shares of Common Stock held by each such holder (assuming full conversion of all the Series A Preferred Stock).

                    c.   Reorganization or Merger.

                         (1) For the purposes of this Section 2, a liquidation, dissolution or winding up of the corporation shall be deemed to include (x) the acquisition of the corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any sale of capital stock, reorganization, recapitalization, merger or consolidation but excluding any merger effected exclusively for the purpose of changing the domicile of the corporation) unless the corporation's stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the corporation's acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity or (y) a sale of all or substantially all of the assets of the corporation. No stockholder of the corporation shall enter into any transaction or series of related transactions described above unless the terms of such transaction or transactions provide that the consideration to be paid to the stockholders of the corporation is to be allocated in accordance with the preferences and priorities set forth in this Section 2.

                         (2) In any of such events, if the consideration received by the corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

                         (A) For securities not subject to investment letter or other similar restrictions on free marketability:

                              (i) if traded on a securities exchange or the Nasdaq Stock Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or market over the 30-day period ending three (3) days prior to the closing of such transaction;

                              (ii) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) days prior to the closing of such transaction; and

                              (iii) if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

                    (B) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall take into account an appropriate discount (as determined in good faith by the Board of Directors) from the market value as determined pursuant to
                    (2)(A) above so as to reflect the approximate fair market value thereof.

          3.   Voting.

          Except as otherwise required by law or contract, the holder of each share of Common Stock issued and outstanding shall have one vote and the holder of each share of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Preferred Stock could be converted at the record date for determination of the stockholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, such votes to be counted together with all other shares of the corporation having general voting power and not separately as a class. Fractional votes by the holders of Preferred Stock shall not, however, be permitted and any fractional voting rights shall (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) be rounded to the nearest whole number.

          4.   Conversion.

          The holders of the Series A Preferred Stock have conversion rights as follows:

               a. Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the corporation or any transfer agent for the Series A Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Purchase Price by the Conversion Price, determined as hereinafter provided, in effect at the time of the conversion (the "Conversion Rate"). The Conversion Price for the Series A Preferred Stock shall initially be $16.00 per share. Such initial Conversion Price shall be subject to adjustment as hereinafter provided.

               b. Mechanics of Conversion. Before any holder of Series A Preferred Stock shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to the corporation at such office that such holder elects to convert the same; provided, however, that the holder may notify the corporation or its transfer agent that such certificates have been lost, stolen or destroyed and, in lieu of the surrender of such certificate or certificates, execute an agreement satisfactory to the corporation to indemnify the corporation from any loss incurred by it in connection with such certificates. The corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Series A Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

               c. Fractional Shares. In lieu of any fractional shares to which the holder of Series A Preferred Stock would otherwise be entitled, the corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock of each holder at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

               d. Adjustment of Conversion Price. The Conversion Price of Series A Preferred Stock shall be subject to adjustment from time to time as follows:

                    (1) If the number of shares of Common Stock outstanding at any time after the date hereof is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, on the date such payment is made or such change is effective, the Conversion Price of Series A Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of any shares of Series A Preferred Stock shall be increased in proportion to such increase of outstanding shares.

                    (2) If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, then, on the effective date of such combination, the Conversion Price of Series A Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of any shares of Series A Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

                    (3) In case, at any time after the date hereof, of any capital reorganization, or any reclassification of the stock of the corporation (other than as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the corporation with or into another person (other than a consolidation or merger in which the corporation is the continuing entity and which does not result in any change in the Common Stock), the shares of Series A Preferred Stock shall, after such reorganization, reclassification, consolidation, merger, sale or other disposition, be convertible into the kind and number of shares of stock or other securities or property of the corporation or otherwise to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation, merger, sale or other disposition such holder had converted its shares of Series A Preferred Stock into Common Stock. The provisions of this clause (3) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.

                    e.   Minimal Adjustments. All calculations under this
               Section 4 shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be. No adjustment in the Conversion Price for Series A Preferred Stock need be made if such adjustment would result in a change in the Conversion Price of less than $0.01.

                    f. No Impairment. The corporation will not through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all the provisions hereunder and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of Series A Preferred Stock set forth hereunder against impairment. This provision shall not restrict the corporation's right to amend its Certificate of Incorporation with the requisite stockholder consent.

                    g. Reservation of Stock Issuable Upon Conversion. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                    h. Reissuance of Converted Shares. No shares of Series A Preferred Stock which have been converted into Common Stock after the original issuance thereof shall ever again be reissued and all such shares so converted shall upon such conversion cease to be a part of the authorized shares of the corporation.

               5.   Redemption.

               The Series A Preferred Stock is not redeemable.

     FIFTH: A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any repeal or modification of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

     SIXTH:

          A. The corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding") by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans (an "Indemnitee"), against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such person. The corporation shall not be required to indemnify and hold harmless a person in connection with a Proceeding (or part thereof) initiated by such person unless the Proceeding (or the part thereof initiated by such person) was authorized by the Board of Directors.

          B. The right to indemnification conferred by this Article SIXTH shall be presumed to have been relied upon by the Indemnitee and shall be enforceable as a contract right. The corporation may enter into contracts to provide individual Indemnitees with specific rights of indemnification to the fullest extent permitted by applicable law and may create trust funds, grant security interests, obtain letters of credit or use other means to ensure the payment of such amounts as may be necessary to effect the rights provided in this Article SIXTH or in any such contract.

          C. Except for any Proceeding described in the last sentence of Section A of Article SIXTH, upon making a request for indemnification, the Indemnitee shall be presumed to be entitled to indemnification under this Article SIXTH and the corporation shall have the burden of proof to overcome that presumption in reaching any contrary determination. Such indemnification shall include the right to receive payment in advance of any reasonable expenses incurred by the Indemnitee in connection with any Proceeding (other than a Proceeding described in the last sentence of Section A of Article SIXTH) consistent with the provisions of applicable law.

          D. Any repeal or modification of the foregoing provisions of this Article SIXTH shall not adversely affect any right or protection of any Indemnitee existing at the time of such repeal or modification.

     SEVENTH: The Board of Directors is authorized to adopt, amend or repeal the By-laws of the corporation, without any action on the part of the stockholders, solely by the affirmative vote of at least a majority of the directors of the corporation then in office.

                                       By: /s/ Walter V. Stafford
                                           -----------------------------
                                               Walter V. Stafford